Exhibit 10.8

Bond, Stock, and Management Right Transfer Contract

This bond, stock, and management right transfer contract (hereinafter referred to as “This Contract”) was concluded by the following parties as of June 30, 2021.

1.    Transferer Sewang Co., Ltd.

CEO: Jungshin Kong

D-43 on floor 6 at 602, Youngdongdae-ro, Gangnam-gu, Seoul, Korea (Samsung-dong)

2.	Transferee

Hanryu Bank Co., Ltd.

B-dong, Room 1702 at 397 Seochodae-ro, Seocho-gu, Seoul, Korea (Seocho-dong)

3.	Relevant company

Marine Island Co., Ltd. (hereinafter referred to as “Relevant Company”) with the main office registered and located at 160 (Yeouido-dong) Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Korea

Article 1 Object for Transfer

1.1    Objects for the transfer in this contract are as follows.

A.    Rent bond worth KRW 4,871,048,109 and its interest bond transferer has on Seoul Marina Co., Ltd.

B.    Bond for claim amount for reimbursement worth KRW 4,610,404,814 and its interest bond transferer has on Seoul Marina Co., Ltd.

C.    Bond transfer amount bond worth KRW 4,100,410,000 and its interest bond transferer has on the relevant company

D.    Rent bond worth KRW 1,033,970,000 and its interest bond transferer has on the relevant company

E.    All the stocks, management rights, and rights and obligations belonging to management rights issued by the relevant company

F.    9,777 ordinary shares issued by Seoul Marina Co., Ltd. and owned by transferer (24.53% of the total issued stocks)

G.    Objects currently owned by transferee with sucesssful bid from the 3137 tangible movable assets auction in 2017 from Seoul Southern District Court

1.2    This contract is the “transfer contract on the object,” and transferee shall not raise objection on the defects on objects in this article.

Article 1.3 The lien nonexistence confirmation lawsuit in the number 2021Gahap102991 is in progress at Seoul Southern District Courtt in regards of the construction bonds possessed by the relevant company on Seoul Marina Co., Ltd. If the judgment is confirmed as the relevant company loses on the case, the effectiveness of this contract shall follow the Article 5.3 of this contract.

Article 2 Transfer Amount

2.1	Transfer Amount

Transfer amount in this case is KRW 3,500,000,000, and shall be paid in case or virtual assets.

2.2	Payment of Transfer Amount

A.    Transferee shall pay for the KRW 1,200,000,000 to the transferer in cash until July 6, 2021.

B.    Transferee shall pay for the virtual assets developed by the transferee in the amount relevant to KRW 2,300,000,000 as a balance to pay for the balance calculated after deducting the cash amount in the paragraph A. until July 2, 2021.

C.    As for the previous paragraph, the value of virtual asset shall be converted based on the face price (or scheduled face price) issued in the beginning of listing for the payment. In case of shortage in the payment from outstanding balance when converting them in cash through listing in Korea or abroad, transferee shall additionally pay for the shortage in cash or virtual assets.

D.    If it is not possible to convert the assets to cash including the case where virtual assets paid by the transferee to the transferer by failing to be listed in domestic or foreign exchange until December 30, 2021, transferee shall pay for the relevant amount in cash or marketable securities.

2.3	Take-Over of Liabilities from the Relevant Company

Assets and liabilities of the relevant company as of the date when concluding this contract are indicated in the current status of assets and liabilities in the appendix 1. As shown in the list from the appendix 1, transferee shall take the assets and liabilities confirmed as of the date of concluding this contract at their cost.

Article 4 End of Transactions

4.1    When transferee pays for the entire transfer amount in the Article 2.2, transferer shall immediately notifies Haejin Chung of the termination of bond, stock, and management right transfer contract concluded on April 17, 2018, after July 17, 2021, and performs all the procedures needed to proceed with the transfer in the Article 1 including the notice of transferring the bonds or title transfer of stocks within 5 business days from when Haejin Chung receives the aforementioned notice.

4.2    Transferer shall hold the temporary meeting of shareholders to appoint directors designated by the transferee, and exercise voting rights for a party designated by the transferee to be appointed as the board member of the company to transfer management rights of the relevant company.

Article 5 Compensation of Damage and Penalty

5.1    If parties in this contract violate each provision in this contract, the counter-party may terminate this contract or seek for the restoration, and the violating party shall compensate KRW 350,000,000 as penalty in separation from the compensation of damage.

5.2    In spite of the Article 5.1, if the contract is not properly terminated or cancelled including the payment of balance in this contract by Haejin Chung in regards of the bond, stock, and management right transfer contract concluded on April 17, 2018, by the transferer and Haejin Chung, such circumstance shall not constitute the attributable causes of the transferer, and this contract shall be automatically terminated.

5.3    In spite of the Article 5.1, if the relevant company loses on the case with confirmed judgment in the lien non-existence confirmation lawsuit in the number 2020Gahap 102991 in Seoul Southern District Court issued by Optimus Asset Management to the relevant company, such circumstance shall not constitute attributable causes to the transferer, and the transferee may terminate this contract within a month from when the judgment is confirmed.

5.4    When this contract is terminated to restore the conditions, if the liability amount of the relevant company at the time of restoration exceeds the liability amount in the appendix 1, the transferer shall refund the balance deducted with the exceeding amount. Furthermore, they shall only refund the balance calculated by deducting KRW 25,000,000 borrowed by the transferee every month while running the relevant company.

5.5    There shall not be objection on the defects on the rights or objects of objects for the transfer in this case. At the same time, this contract shall not be terminated or cancelled due to the defects on the rights or objects.

Article 6 Others

6.1	Limit of Transferring Rights in the Contract Positions of each party in this contract shall not be transferred to a third party without the consent from the other party in advance.

6.2	Notice and Non-Disclosure

Parties and advisories (laws, accounting, and finance, etc.) shall not announce matters related to the conclusion or implementation of this contract as well as the business from this contract to a third party without consent from the other party. However, it is of an exception when required to announce them to obey the laws.

6.3	Proper Law

Laws in South Korea shall be applied on the rights or obligations of parties from this contract, and interpreted according to laws in South Korea. However, what is not regulated in this contract shall follow regulations and customs in commercial laws.

6.4	Resolution of Conflict

Resolution of all the disputes occurring from or with this contract shall be determined by the causes attributable to the transferer and the transferee, and also based on the lawsuit procedures with Seoul Central District Court as the competent court for the first trial.

In order to prove the conclusion of this contract, 2 copies of this contract shall be prepared and signed by the transferer and the transferee that keeps one copy of them, respectively.

Transferer   Sewang Co., Ltd.

CEO: Jungshin Kong

D-43 on floor 6 at 602 Youngdongdae-ro, Gangnam-gu, Seoul, Korea (Samsung-dong)

Trasnferee   Hanryu Bank Co., Ltd.

Room 1702 at 397 Seochodae-ro, Seocho-gu, Seoul, Korea (Seocho-dong, Boutique Monaco)

CEO: Munjong Kang